Exhibit 99.1

Casey’s Closes Acquisition of 40 Pilot Stores

ANKENY, Iowa, December 16 2021 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), a leading convenience store chain in the United States, today announced the closing of the previously announced acquisition of 40 stores from Pilot Corporation. The acquisition gives Casey’s immediate scale in the attractive Knoxville, Tennessee market and is part of the implementation of its three-year strategic plan that was shared in January 2020 when the Company set a three-year goal of adding 345 stores to its chain.

“We are pleased to complete this transaction and expand our footprint in Tennessee and Kentucky,” said Darren Rebelez, president and Chief Executive Officer of Casey’s. “The Haslam family and the Pilot team have been great to work with and we look forward to welcoming team members to Casey’s and bringing our hand-made pizza program to these excellent stores.”

About Casey’s General Stores
Casey’s is a Fortune 500 company (NASDAQ: CASY) operating over 2,400 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com